UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Smart Balance, Inc.

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Say on Pay & Executive Compensation Review April 2012 1

2011 Company Performance 2 • See slide 10 (Appendix) for reconciliation of GAAP to non - GAAP measures and adjustments

2011 SMBL Stock Performance 3 • SMBL shares increased 24% in 2011 from $4.33 on 12/31/10 to $5.36 on 12/31/11.

Commitment to Good Governance ▪ Maintain recoupment policy for executive officers to repay incentive bonuses in the future based on financial results that subsequently become the subject of a restatement. ▪ Do not maintain any perquisite, retirement or supplemental executive retirement programs for executives. ▪ Engage independent comp consultants that do not provide any services to management or have prior relationship with management prior to service. ▪ Regularly conduct compensation risk reviews. ▪ Maintain stock ownership guidelines under which each of our executive officers will be required to maintain vested equity holdings with a value at least equal to the following: » CEO - six times annual base salary » Other executive officers – three times annual base salary ▪ Set a cap on the amount of bonuses eligible to be paid under our annual incentive program. ▪ Insider Trading Policy prohibits officers from hedging shares in company. 4

Summary of Say on Pay ▪ Advisory vote included in our proxy filed on April 5, 2012. Pages 18 - 31 include Compensation Discussion and Analysis (CD&A). ▪ Say - on - pay (SOP) is a non - binding vote on Smart Balance’s 2011 executive compensation, however, compensation committee will take into consideration SOP vote when making future decisions. » Note that the CD&A also includes a summary of the equity grants issued on January 3, 2012. ▪ The board believes the overall executive compensation program reflects good pay practices. ▪ Last year our say - on - pay vote received approval of over 95% of votes cast. As a result, the compensation committee did not veer from its stated philosophy and policies in 2011. 5

2011 Executive Salary & Bonus 6 ▪ Unique business model and virtual business structure results in a high revenue per employee. ▪ Places a premium on attracting and retaining outstanding talent while keeping total headcount at a minimum. ▪ Summary of 2011 salary and bonuses (all of which were performance based) paid to five named executive officers: * Subject to further performance conditions in 2012 2011 Hughes Gever Schulke Dray Matar Salary Rate 710,500 380,625 380,625 380,625 380,625 GFG Transaction Bonus 87,500 35,000 35,000 227,500 Annual Incentive Bonus 721,000 224,025 193,125 193,125 193,125 Total Comp 1,431,500 692,150 608,750 608,750 801,250 Holdback * 115,360 30,900 30,900 30,900

2012 Executive Equity Grants Summary ▪ Grants made in 2012 are aligned with Smart Balance’s equity grant philosophy, which favors large upfront periodic awards over smaller annual equity awards. ▪ Steve Hughes – granted 750,000 RSUs and 750,000 stock options: » All awards are performance based. » Performance Hurdle Rates: 1/3 vest at or above $8; 1/3 at or above $12; and 1/3 at or above $16: all must be for 20 out of 30 consecutive trading days. » These are the first equity grants made to Hughes since 2007, when the company first acquired GFA Brands. ▪ Schulke, Dray and Matar – granted 200,000 RSUs: » ½ vest on Dec 31, 2013 » ½ vest on Dec 31, 2015 » Most recent equity grant was in May 2010. ▪ Sacco – granted 177,305 stock options in connection with her promotion to CFO » Vests equally over 4 years. 7

2012 Executive Equity Grants Discussion & Analysis ▪ Continued focus on granting significant compensation value in the form of equity awards reinforces the compensation program’s shareholder alignment. ▪ Cash operating income (COI) improved from $25M in 2008 to $42.3M in 2011 (19% CAGR). ▪ The comp committee granted equity grants to executive team on January 3rd of 2012. This precedent of one - time significant grants was set in 2007 (versus smaller increments over time). ▪ In making the 2012 equity grant decisions the comp committee considered that the senior management team now consists of only five executives (each with significantly increased responsibilities; in 2010 there were seven). ▪ Comp committee has indicated no more equity awards to 2011 named executive officers, in ordinary course, for 3 years. ▪ Comp committee has also decided to cap 2012 cash bonus amounts at 100% of target payout. Comp committee wants any “excess” reinvested in the business to drive stockholder value. 8

2012 Executive Equity Grant Discussion & Analysis (cont.) ▪ Steve Hughes’ options and RSUs do not vest on a change of control unless the company is sold for at least $8. ▪ The chart below highlights the performance - based nature of Steve Hughes’ equity grants (RSUs and Options) and demonstrates his compensation is aligned with shareholders. At the three different hurdle rates ($8, $12 and $16) there is significant appreciation for shareholders. 9 1/3/12 Issue Date Cumulative Stock Price $5.26 $8 $12 $16 $16 Appreciation 52% 128% 204% 204% Incremental shareholder value $161,386,000 $235,600,000 $235,600,000 $632,586,000 Hughes - RSUs $2,000,000 $3,000,000 $4,000,000 $9,000,000 Hughes - Options $685,000 $1,685,000 $2,685,000 $5,055,000 Hughes - total equity grants $2,685,000 $4,685,000 $6,685,000 $14,055,000 Hughes % of incremental shareholder value 1.7% 2.0% 2.8% 2.2% Performance Based Hurdles

Appendix: Reconciliation GAAP to Non - GAAP • 2011 excludes a number of charges (net of tax): • Acquisition costs of $1.2M • Legal settlement for class action lawsuit of $0.5M • Glutino inventory step up to fair value of $0.4M • Severance charge of $0.7M • Net income includes a normalized tax rate of 42.3% • 2010 excludes charges (net of tax): • Goodwill impairment of $130M • Restructuring of $2.4M 10